EXHIBIT 99.1

Puradyn Announces 3rd Quarter Financial Results

Boynton Beach, FL – [November 14, 2011] - Puradyn Filter Technologies Incorporated (OTCBB: PFTI), the global bypass oil filtration system manufacturer, today reported results of operations for the third fiscal quarter ended September 30, 2011.

Net sales for the three months ending September 30, 2011 decreased approximately $552,000, or 49.9%, from approximately $1.11 million to approximately $555,000 for the three months ending September 30, 2010. Net sales year-to-date for the nine-month period decreased by approximately 23.8% or $605,000; from approximately $2.54 million in 2010 to approximately $1.94 million in 2011.

Gross profit, as a percentage of sales, decreased from 37.1% in the three months ending September 30, 2010 to 11.9% in the three months ending September 30, 2011. Gross profit, as a percentage of sales, decreased from 35.7% in the nine months ending September 30, 2010 to 23.9% in the nine months ending September 30, 2011. The increase in cost of goods sold, which generates a lower gross profit, is primarily attributable to the fixed manufacturing overhead costs that aren’t absorbed under lower sales volumes. Other increases in cost of products sold included higher costs of raw materials (particularly steel and cotton), rework charges and increased wages and benefit costs. Additionally, an adjustment to inventory reserves in the first quarter of 2010 reduced cost of sales; there was no adjustment recorded in 2011.

The Company reported a net loss of approximately $497,000 or ($0.01) per share, basic and diluted, for the quarter ended September 30 2011, compared to a net loss of approximately $132,000 or ($0.003) per share, basic and diluted, for the same period in 2010; and a net loss of approximately $1.275 million or ($0.03) per share, basic and diluted for the nine months ended September 30, 2011 compared to a net loss of approximately $837,000 or ($0.02) per share, basic and diluted, for the same period in 2010. Basic and diluted weighted average shares used in the calculation for the three-months ended 2011 and 2010 were 46,576,786 and 45,533,367, respectively.

Kevin G. Kroger, President and COO, said, “Sales for the third quarter this year were up 13% over second quarter 2011, and down substantially over the third quarter 2010. However, the third quarter 2010 was the best quarter recorded in the history of our company. One of our new customers, after completion of a period in which they experienced considerable savings with the installed Puradyn systems, placed a very large order in the third quarter of 2010. These types of savings are starting to be recognized by a few other customers, which we believe will lead to additional sales over the remainder of this year and into the first quarter 2012.

”The third quarter this year brought the announcement of our relationship as a supplier of engine bypass oil filtration systems to the John Deere Construction and Forestry division. Our company was also awarded a new patent which will provide a roadmap to our next generation products. These accomplishments culminated from years of hard work and dedication on the part of our entire TEAM.”

Kroger concluded, “We remain focused on our target industries and are optimistic they will strengthen the Company’s overall position.”

For further discussion relevant to the Company’s financial status, you can request a copy of the Company’s quarterly report on Form 10-Q at (561) 547-9499, or go to the Investor Relations section of the Company’s website at www.puradyn.com.  A copy is also available at the SEC website, www.sec.gov.

About Puradyn Filter Technologies Incorporated

Puradyn (OTCBB: PFTI) designs, manufactures and markets the puraDYN® Oil Filtration System, the most effective bypass oil filtration product on the market today. It continuously cleans lubricating oil and maintains oil viscosity to safely and significantly extend oil change intervals and engine life.  Effective for internal combustion engines, transmissions and hydraulic applications, the Company's patented and proprietary system is a cost-effective and energy-conscious solution targeting an annual $15 billion potential industry. puraDYN® equipment was selected as the manufacturer used by the US Department of Energy in a three-year evaluation to research and analyze the performance, benefits and cost analysis of bypass oil filtration technology.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY’S CONTROL, INCLUDING BUT NOT LIMITED TO THE POSSIBLE INABILITY TO RAISE CAPITAL FUNDS, LACK OF PROTECTION FROM INTELLECTUAL PROPERTY, VULNERABILITY BECAUSE OF MANUFACTURING A LIMITED NUMBER OF PRODUCTS, DEPENDENCE ON DISTRIBUTORS, ORDERS PREVIOUSLY STATED IN THIS PRESS RELEASE MAY NOT MATERIALIZE, AND THE POSSIBILITY THAT THE PRODUCTS DO NOT MEET CUSTOMERS’ NEEDS, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY’S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

PURADYN FILTER TECHNOLOGIES INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010

(UNAUDITED)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
Net sales	$554,960	$1,107,163	$1,937,775	$2,542,766
Costs and expenses:
Cost of products sold	488,653	696,857	1,474,971	1,635,010
Salaries and wages	261,392	261,895	804,184	772,307
Selling and administrative	255,887	237,875	805,010	851,974
	1,005,932	1,196,627	3,084,165	3,259,291

Loss from operations	(450,972)	(89,464)	(1,146,390)	(716,525)

Other income (expense):
Interest income	1	9	2	335
Interest expense	(46,113)	(42,568)	(128,662)	(121,123)
Total other expense, net	(46,112)	(42,559)	(128,660)	(120,787)

Loss before income taxes	(497,084)	(132,023)	(1,275,050)	(837,312)

Income tax expense	—	—	—	—

Net loss	(497,084)	(132,023)	(1,275,050)	(837,312)
Basic and diluted loss per common share	(0.01)	(0.003)	(0.03)	(0.02)

Weighted average common shares outstanding (basic and diluted)	46,576,786	45,533,367	46,511,613	44,465,956

See accompanying notes to condensed consolidated unaudited financial statements included in the Company’s 10-Q

CONTRACT:

Kathryn Morris Director Corporate Communications (T) 561 547 9499, x 226 investor-relations@puradyn.com http://www.puradyn.com	Monarch Communications: Jeff Siegel President (T) 516 569 4271 jeffs@monarchcomminc.com www.monarchcommunicationsinc.com